CORPORATE GOVERNANCE COMPLIANCE FOR SEADRILL LIMITED
1INTRODUCTION
Seadrill Limited is a Bermuda exempted company limited by shares, which was listed on Euronext Expand Oslo ("Euronext Expand"), being part of the Oslo Stock Exchange's market places, on 28 April 2022.
Seadrill Limited (hereinafter "Seadrill" or the "Company") and its activities are primarily governed by the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), its Memorandum of Association, and its Bye-laws (the “Bye-laws”). Certain aspects of the Company's activities will, from the date of its application for listing on Euronext Expand, be governed by Norwegian law pursuant to the Listing Agreement between Euronext Expand and the Company. In particular, the Norwegian Securities Trading Act and the Norwegian Stock Exchange Regulations will generally apply to Seadrill, as a foreign company with its primary listing on Euronext Expand.
This corporate governance compliance document sets out Seadrill's compliance with the Norwegian Code of Practice for Corporate Governance – last amended 14 October 2021, prepared by the Norwegian Corporate Governance Board (the "Code").
2IMPLEMENTATION AND REPORTING ON CORPORATE GOVERNANCE
1.1Recommendation under the Code
The recommendation pursuant to section 1 of the Code is as follows:

The board of directors must ensure that the company implements sound corporate governance.
The board of directors must provide a report on the company's corporate governance in the directors' report or in a document that is referred to in the directors' report. The report on the company's corporate governance must cover every section of the Code.
If the company does not fully comply with the Code, the company must provide an explanation of the reason for the deviation and what solution it has selected.

1.2The Company's compliance
The Board of Directors (the "Board") is of the opinion that the interests of the Company, and its shareholders taken as a whole, are best served by the adoption of business policies and practices which are legal, compliant, ethical and open in relation to all dealings with customers, potential customers and other third parties. These policies are fair and in accordance with best market practice in relationships with employees and are also sensitive to reasonable expectations of public interest.
The Board therefore commits the Company to good corporate governance, and has adopted the most current version of the Code, effective from, and conditioned on, the listing of Seadrill's shares on Euronext Expand.
This review (the "Review") sets out, and addresses, each individual section of the Code and provides an explanation and description of the chosen alternative approach if the Company does not fully comply with the Code.
The Company does not deviate from section 1 of the code.
3BUSINESS
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1.1Recommendation under the Code
The recommendation pursuant to section 2 of the Code is as follows:

The company's articles of association should clearly describe the business that the company shall operate.
The board of directors should define clear objectives, strategies and risk profiles for the company's business activities such that the company creates value for shareholders.
The company should have guidelines for how it integrates considerations related to its stakeholders into its value creation.
The board of directors should evaluate these objectives, strategies and risk profiles at least yearly.

1.2The Company's compliance
The objects of the Company's business are unrestricted, and the Company has the capacity of a natural person. This means that the Company can carry out any trade or business which, in the Board's opinion, can be advantageously carried out by the Company. Moreover, this means that the Company's objectives are not specified. The Company can therefore undertake activities without restriction on its capacity. This is a deviation from section 2 of the Code.
The Board is responsible for and shall take the lead on the Company's strategic planning, and should define clear objectives, strategies and risk profile for the Company's business activities such that the company creates value for the shareholders. The Company's objectives, main strategies and risk profile shall be evaluated annually and described in the annual report or, if not described in the annual report, communicated to stakeholders in a separate annual compliance report.
The Company has implemented corporate values, ethical guidelines, guidelines for corporate social responsibility and for how it integrates considerations related to its stakeholders into its value creation. These values and guidelines are described in Seadrill's Code of Conduct and internal policies.
Other than as mentioned above, the Company does not deviate from section 2 of the Code.
4EQUITY AND DIVIDENDS
1.1Recommendation under the Code
The recommendation pursuant to section 3 of the Code is as follows:

The board of directors should ensure that the company has a capital structure that is appropriate to the company's objective, strategy and risk profile.
The board of directors should establish and disclose a clear and predictable dividend policy.
The background to any proposal for the board of directors to be given a mandate to approve the distribution of dividends should be explained.
Mandates granted to the board of directors to increase the company's share capital or to purchase own shares should be intended for a defined purpose. Such mandates should be limited in time to no later than the date of the next annual general meeting.

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1.2The Company's compliance
Dividends
The Board shall continuously evaluate the Company's capital requirements to ensure that the Company's capital structure is at a level which is suitable considering the Company's objectives, strategy and risk profile. The declaration and payment of any future dividends to the holders of the Company’s common shares will depend upon decisions that will be at the sole discretion of the Board and will depend on the Bye-laws, the then existing conditions, including the Group's operating results, financial condition, contractual restrictions, corporate law restrictions, capital requirements, the applicable laws of Bermuda and business prospects. As the Company is a holding company with no material assets other than the shares of its subsidiaries through which it conducts its operations, its ability to pay dividends will also depend on the subsidiaries distributing their respective earnings and cash flow to the Company.
Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (a) it is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of its assets would thereby be less than its liabilities. Under the Bye-laws, the holders of the Company’s common shares are entitled to such dividends as the Board may from time to time declare in accordance with the Bye-laws and Bermuda law.
The Company has not established a clear and predictable dividend policy, which constitutes a deviation from the Code.
Equity
Pursuant to Bermuda law and the Bye-laws and, subject to any resolution of the shareholders to the contrary, the Board is authorized to issue any of the Company’s authorized but unissued shares on such terms and conditions as it may determine, and the Company may purchase the Company's own shares either for cancellation or to hold as treasury shares in accordance with Bermuda law on such terms as the Board thinks fit. The powers of the Board to issue and purchase shares are neither limited to specific purposes nor to a specified period as recommended in the Code. This represents a deviation from section 3 of the Code.
Other than as mentioned above, the Company does not deviate from section 3 of the Code.
5EQUAL TREATMENT OF SHAREHOLDERS
1.1Recommendation under the Code
The recommendation pursuant to section 4 of the Code is as follows:

Any decision to waive the pre-emption rights of existing shareholders to subscribe for shares in the event of an increase in share capital should be justified. Where the board of directors resolves to carry out an increase in share capital and waive the pre-emption rights of existing shareholders on the basis of a mandate granted to the board, the justification should be publicly disclosed in a stock exchange announcement issued in connection with the increase in share capital.
Any transactions the company carries out in its own shares should be carried out either through the stock exchange or at prevailing stock exchange prices if carried out in any other way. If there is limited liquidity in the company’s shares, the company should consider other ways to ensure equal treatment of all shareholders.

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1.2The Company's compliance
The Company has one class of shares. Each share in the Company carries one vote, and all shares carry equal rights, including right to participate in general meetings. All shareholders shall be treated on an equal basis, unless there is just cause for treating them differently.
As is common practice for Bermuda limited companies listed on the Oslo Stock Exchange, no shares in the Company carry pre-emption rights. This constitute a deviation from section 4 of the Code.
Any transactions the Company carries out in its own shares shall be carried out either through the facilities of the Euronext Expand platform (or, in case of an up-listing, the Oslo Stock Exchange platform) or with reference to prevailing stock exchange pries if carried out in any other way. If there is limited liquidity in the Company's shares, the Company shall consider other ways to ensure equal treatment of all shareholders.
Other than as mentioned above, the Company does not deviate from section 4 of the Code.
6SHARES AND NEGOTIABILITY
1.1Recommendation under the Code
The recommendation pursuant to section 5 of the Code is as follows:

The company should not limit any party's ability to own, trade or vote for shares in the company. The company should provide an account of any restrictions on owning, trading or voting for shares in the company.
1.2The Company's compliance
The Company's constitutional documents do not impose any restrictions on the ability to own, trade or vote for shares in the Company. Subject to Bermuda law and to any restrictions contained in the Bye-laws and to the provisions of any applicable United States securities law (including, without limitation, the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder), the shares in the Company are freely transferable.
Subject to the restrictions in the Bye-laws and to the Bermuda Companies Act and applicable United States laws (including, without limitation, the U.S. Securities Act and related regulations), a holder of shares in the Company may transfer the title to all or any of his shares by completing an instrument of transfer in the usual common form or in such other form as the Board may approve. The instrument of transfer must be signed by the transferor and, in the case of a share that is not fully paid, the transferee. The Board may also implement arrangements in relation to the evidencing of title to and the transfer of uncertified shares.
Notwithstanding anything else to the contrary in the Bye-laws, shares that are listed or admitted to trading on an Appointed Stock Exchange (as such is understood under the Bermuda Companies Act, which includes Euronext Expand and the Oslo Stock Exchange) may be transferred in accordance with the rules and regulations of such exchange. All transfers of uncertificated shares shall be made in accordance with and be subject to the facilities and requirements of the transfer of title to shares in that class by means of Euronext VPS or any other relevant system concerned and, subject thereto, in accordance with any arrangements made by the Board in its discretion in accordance with the Bye-laws.
However, the Bye-laws provide that the Board may decline to register, and may require any registrar appointed by the Company to decline to register, a transfer of a share or any interest therein held through Euronext VPS if such transfer would be likely, in the opinion of the Board, to result in 50% or more of the issued share capital (or of the votes attaching all issued shares in the Company) being held or owned directly or indirectly by persons resident for tax purposes in Norway. A failure to notify the Company of such correction or change can lead to the shareholder's entitlement to vote,
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exercise other rights attaching to the shares or interests therein being sold at the best price reasonably obtainable in all the circumstances. Furthermore, where individuals or legal persons resident for tax purposes in Norway hold 50% or more of the issued share capital, the Bye-laws require the Board to make an announcement through the Oslo Stock Exchange's information system "NewsWeb" (also used by companies with their listing on Euronext Expand), and the Board and the registrar appointed by the Company are then entitled to dispose of shares or interests therein to bring such holding by an individual or legal person resident for tax purposes in Norway below 50% - the shares or interests therein to be sold being firstly those held by holders who failed to comply with the above notification requirement, and thereafter those that were acquired most recently by the shareholders.
The Board may in its absolute discretion refuse to register the transfer of a share that is not fully paid. The Board may also refuse to recognize an instrument of transfer of a share unless (i) the instrument is duly stamped and lodged with the Company accompanied by the relevant share certificate (if one has been issued) and such other evidence of the transferor's right to make the transfer as the Board may reasonably require, (ii) the instrument of transfer is in respect of only one class of share and/or (iii) all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda (including the Bermuda Monetary Authority) with respect thereto have been obtained.
Pursuant to the Bye-laws, if the Board is of the opinion that a transfer may breach any law or requirement of any authority or any stock exchange or quotation system upon which any of the Company's common shares are listed (from time to time), then registration of the transfer shall be declined until the Board receives satisfactory evidence that no such breach would occur.
Under the Bye-laws, every shareholder of the Company shall be entitled to a share certificate. However, unless otherwise determined by the Board and as permitted by the Bermuda Companies Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.
The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.
Other than as mentioned above, the Company does not deviate from Section 5 of the Code.
7GENERAL MEETINGS
1.1Recommendation under the Code
The recommendation pursuant to section 6 of the Code is as follows:
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The board of directors should ensure that the company's shareholders can participate in the general meeting.
The board of directors should ensure that:
•the resolutions and supporting information distributed are sufficiently detailed, comprehensive and specific to allow shareholders to form a view on all matters to be considered at the meeting
•any deadline for shareholders to give notice of their intention to attend the meeting is set as close to the date of the meeting as possible
•the members of the board of directors and the chairman of the nomination committee attend the general meeting
•the general meeting is able to elect an independent chairman for the general meeting
Shareholders should be able to vote on each individual matter, including on each individual candidate nominated for election. Shareholders who cannot attend the meeting should be given the opportunity to vote. The company should design the form for the appointment of a proxy to make voting on each individual matter possible and should nominate a person who can act as a proxy for shareholders.

1.2The Company's compliance
The annual general meeting of the Company shall be held once in every year at such a time and place as the Board appoints but in no event shall any such annual general meeting be held in Norway or the United Kingdom. However, under the Bye-laws, the first annual general meeting of the Company after the date of adoption of the Bye-laws is to be held by 22 March 2023. This constitutes a deviation from the Code for the year 2022.
Pursuant to Bermuda law and the Bye-laws, the Board may call for a special general meeting whenever it thinks fit, and the Board must call for a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right to vote at general meetings.
Under the Bye-laws, at least ten (10) days' notice of an annual general meeting must be given to each shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held. At least ten (10) days' notice of a special general meeting must be given to each shareholder entitled to attend and vote thereat, stating the date, place and time and the general nature of the business to be considered at the meeting. No business shall be conducted at any annual general meeting or any a special general meeting except for the business set forth in the notice of such meeting provided to each shareholder of the Company.
Pursuant to the Bye-laws, the quorum required for a general meeting of shareholders is two or more persons present throughout the meeting representing in person or by proxy any issued and outstanding voting shares of the Company.
The Bye-laws provide that, unless otherwise agreed by majority of those attending and entitled to vote at a general meeting, the general meeting shall be chaired by the chair of the Company if present, and if not the Chief Executive Officer of the Company, if present. In their absence a chair of the meeting shall be appointed or elected by those present at the meeting and entitled to vote. This represents a deviation from the Code, which requires election of an independent chair for the general meeting. The Company does not require that any board members participates at the general meeting which is a deviation from the Code. As set out in item 8 below, the Company does not have a nomination committee.
Shareholders who cannot be present at the general meeting must be given the opportunity to vote by proxy or to participate by using electronic means. The Company shall in this respect:
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•provide information on the procedure for attending by proxy, including the date in which the completed proxy form must be received by the Company;
•nominate a person who will be available to vote on behalf of shareholders as their proxy; and
•prepare a proxy form, which shall, insofar as this is possible, be formulated in such a manner that the shareholder can vote on each item that is to be addressed and vote for each of the candidates that are nominated for election.
The minutes of the annual general meeting will be published on the Company's website no later than 15 days after the date of the meeting.
Other than as mentioned above, the Company does not deviate from Section 6 of the Code.
8NOMINATION COMMITTEE
1.1Recommendation under the Code
The recommendation pursuant to section 7 of the Code is as follows:

The company should have a nomination committee, and the nomination committee should be laid down in the company's articles of association. The general meeting should stipulate guidelines for the duties of the nomination committee, elect the chairperson and members of the nomination committee, and determine the committee's remuneration.
The nomination committee should have contact with shareholders, the board of directors and the company's executive personnel as part of its work on proposing candidates for election to the board.
The members of the nomination committee should be selected to take into account the interests of shareholders in general. The majority of the committee should be independent of the board of directors and the executive personnel. The nomination committee should not include any executive personnel or any member of the company's board of directors.
The nomination committee's duties should be to propose candidates for election to the board of directors and nomination committee (and corporate assembly where appropriate) and to propose the fees to be paid to members of these bodies.
The nomination committee should justify why it is proposing each candidate separately. The company should provide information on the membership of the committee and any deadlines for proposing candidates.

1.2The Company's compliance
The Company does not have a committee for nominating directors that does not include any members of the Board. This represents a deviation from section 7 of the Code.
The Board has, however, established a joint nomination and remuneration committee among the members of the Board. The committee is a sub-committee of the Board, and its composition is thus not independent from the Board. The joint nomination and remuneration committee is responsible for inter alia (i) nominating candidates for the election of directors and (ii) providing recommendations for the Board's and executive management's compensation and benefits. In terms of nominations to the Board, the joint nomination and remuneration committee will seek to consult with key shareholders and carry out a careful review of suitable candidates. Pursuant to the Bye-laws, any shareholder holding at least 10% of the issued and outstanding voting shares of the Company may also propose to nominate any person for election as a director. Any such nominee proposal put forth shall be put before the shareholders of the Company for consideration and, if deemed appropriate, for election at the respective general meeting provided that (a) the discretion of the Directors, to be
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exercised in compliance with their fiduciary duties from time to time, in relation to whether or not support or recommend such nominee proposal to the shareholders of the Company at such general meeting shall not be in any way fettered, restricted or otherwise prejudiced; and (b) such nominee proposal complies with the Bye-laws.
Other than as mentioned above, the Company does not deviate from Section 7 of the Code.
9BOARD OF DIRECTORS: COMPOSITION AND INDEPENDENCE
1.1Recommendation under the Code
The recommendation pursuant to section 8 of the Code is as follows:

The composition of the board of directors should ensure that the board can attend to the common interests of all shareholders and meets the company's need for expertise, capacity and diversity. Attention should be paid to ensuring that the board can function effectively as a collegiate body.
The composition of the board of directors should ensure that it can operate independently of any special interests. The majority of the shareholder-elected members of the board should be independent of the company's executive personnel and material business contacts. At least two of the members of the board elected by shareholders should be independent of the company's main shareholder(s).
The board of directors should not include executive personnel. If the board does include executive personnel, the company should provide an explanation for this and implement consequential adjustments to the organisation of the work of the board, including the use of board committees to help ensure more independent preparation of matters for discussion by the board, cf. Section 9 of the Code of Practice.
The general meeting (or the corporate assembly where appropriate) should elect the chairman of the board of directors.
The term of office for members of the board of directors should not be longer than two years at a time.
The annual report should provide information to illustrate the expertise of the members of the board of directors, and information on their record of attendance at board meetings. In addition, the annual report should identify which members are considered to be independent.
Members of the board of directors should be encouraged to own shares in the company.

1.2The Company's compliance
The Board composition is governed by the Company's Bye-laws, which states that the Board shall at the date of adoption of the Bye-laws consist of seven (7) directors . From the time of the first annual general meeting of the Company, the Board shall consist of such number of directors as the shareholders may determine in general meeting from time to time, based on the non-binding recommendation of the joint nomination and remuneration committee.
The joint nomination and remuneration committee will strive to propose directors which will contribute to a board composition which overall ensures that the Board can attend to the common interests of all shareholders and meet the Company's need for expertise, capacity and diversity, while considering the Board's ability to function effectively as a collegiate body. The chair of the Board is to be appointed by the Board, which constitute a deviation from section 8 of the Code.
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Under the Bye-laws, any and all directors shall at all times be independent.1 The majority of the directors shall not be any of the following: (i) citizens of the United States, (ii) residents of the United States or (iii) residents of the United Kingdom.
The Board does not include the Company's chief executive officer or any other executive personnel.
The term of office of the initial directors (i.e. the seven appointed until the first annual general meeting of the Company) shall expire at the first annual general meeting of the Company in accordance with the Bye-laws. Thereafter, a director shall hold office until the next annual general meeting or until their office is otherwise vacated in accordance with the Bye-laws. A director who is re-elected is treated as continuing in office throughout. A director who is not re-elected shall retain office until the end of the relevant annual general meeting.
There is no requirement under Bermuda law for the Board to be represented by both genders. The Board composition at the date of this Review comprises two female directors (of a total seven directors), which thus represent approximately 28% of the Board.
No director holds shares in the Company.
Other than as mentioned above, the Company does not deviate from section 8 of the Code.
10THE WORK OF THE BOARD
1.1Recommendation under the Code
The recommendation pursuant to section 9 of the Code is as follows:
1 Independent in this context means that such director is (a) independent as defined by Rule 10A-3 promulgated by the Securities and Exchange Commission under the Exchange Act (or any successor rule thereto), with respect to members of the Audit and Risk Committee of the Company and (b) for all other purposes, independent as defined by the listing standards of each Relevant Exchange (if the Relevant Exchange is an Appointed Stock Exchange), and, in any case, by the listing standards of the New York Stock Exchange). Defined terms shall have the meaning ascribed to such terms in the Bye-Laws.
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The board of directors should issue instructions for its own work as well as for the executive management with particular emphasis on clear internal allocation of responsibilities and duties.
These instructions should state how the board of directors and executive management shall handle agreements with related parties, including whether an independent valuation must be obtained. The board of directors should also present any such agreements in their annual directors' report.
The board of directors should ensure that members of the board of directors and executive personnel make the company aware of any material interests that they may have in items to be considered by the board of directors.
In order to ensure a more independent consideration of matters of a material character in which the chair of the board is, or has been, personally involved, the board's consideration of such matters should be chaired by some other member of the board.
The Public Companies Act stipulates that large companies must have an audit committee. The entire board of directors should not act as the company's audit committee. Smaller companies should give consideration to establishing an audit committee. In addition to the legal requirements on the composition of the audit committee etc., the majority of the members of the committee should be independent.
The board of directors should also consider appointing a remuneration committee in order to help ensure thorough and independent preparation of matters relating to compensation paid to the executive personnel. Membership of such a committee should be restricted to members of the board who are independent of the company's executive personnel.
The board of directors should provide details in the annual report of any board committees appointed.
The board of directors should evaluate its performance and expertise annually.

1.2The Company's compliance
The Board is ultimately responsible for the management of the Company and for supervising its day-to-day management. The duties and tasks of the Board are detailed in the Bye-laws and the Bermuda Companies Act.
The Company has an annual plan of matters to be addressed by the Board and its committees during the course of the year. Other "ad hoc" matters arising during the year will be handled by the Board and/or its committees, as applicable, on an ongoing and as needed basis. The responsibilities of the executive management team are outlined by the Company's organisational chart and job descriptions for each executive.
The Board shall evaluate its own performance and expertise annually.
Directors and officers of the Company, executive management and other senior personnel shall notify the Board if they directly or indirectly have an interest in matters to be considered by the Board.
In order to conduct its work, the Board shall each year set up (in advance) a number of regular scheduled meetings of the Board for the calendar year, although additional meetings may be called. Directors may participate in any meeting of the Board by means of telephone or video conference. Minutes in respect of the meetings of the Board shall be kept at the Company's registered office in Bermuda. The Board shall provide details in the annual report of any Board committees appointed.
As of the date of this Report, Company has established the following Board-appointed committees:
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•Audit and risk committee:
The Board has established an audit and risk committee among its the members. The audit and risk committee is responsible for overseeing the quality and integrity of the Company's consolidated financial statements and its accounting, auditing and financial reporting practices; the Group's compliance with legal and regulatory requirements; the independent auditor's qualifications, independence and performance; the Group's whistleblowing channel and investigations and the Group's internal compliance function. In addition, the audit and risk committee shall monitor and make recommendations to the Board in relation to potential conflicts of interest between the Company and any of its affiliates or related third parties. The committee shall also evaluate any conflicts of interest between a director and the Company.
As of the date of this Review, the audit and risk committee comprises Mark McCollum (chairman), Jan Kjærvik (committee member), Jean Cahuzac (committee member) and Karen Dyrskjot Boesen (committee member).
•Joint nomination and remuneration committee
The Board has established a joint nomination and remuneration committee among its members, whereas the remuneration aspect of the joint committee is considered to be compliant with the recommendation to establish a remuneration committee pursuant to section 9 of the Code. The joint nomination and remuneration committee is responsible for (i) nominating candidates for the election of Directors, (ii) succession planning and (iii) providing recommendations for the board and executive management's compensation and benefits.
As of the date of this Review, the joint nomination and remuneration committee comprises Julie Johnson Robertson (chairman), Andrew Schultz (committee member) and Paul Smith (committee member).
The Company does not deviate from section 9 of the Code.
11RISK MANAGEMENT AND INTERNAL CONTROL
1.1Recommendation under the Code
The recommendation pursuant to section 10 of the Code is as follows:

The board of directors must ensure that the company has sound internal control and systems for risk management that are appropriate in relation to the extent and nature of the company's activities.
The board of directors should carry out an annual review of the company's most important areas of exposure to risk and its internal control arrangements.

1.2The Company's compliance
The Board is responsible for ensuring that the Company has sound internal control procedures and systems to manage its exposure to risks related to the conduct of the Company's business, to support the quality of its financial reporting and to ensure compliance with laws and regulations. Such procedures and systems shall contribute to securing shareholders' investment and the Company's assets.
Management and internal control are based on Company-wide policies and internal guidelines in areas such as Finance and Accounting, HSE, Ethics & Compliance, Project Management, Operation, Technical and Business Development, in addition to implementation and follow-up of a risk assessment process. The Company's management system is central to the Company's internal control and ensures that the Company's vision, policies, goals and procedures are known and adhered to.
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The Board shall carry out an annual review of the Company's most important areas of exposure to risk and its internal control arrangements.
Internal control over financial reporting is a process designed by, or under the supervision of, the Company's principal executive and principal financial officers and effected by the Board, executive management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:
•Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company.
•Provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles, and that the Company's receipts and expenditures are being made only in accordance with authorizations of Company's executive management and directors; and
•Provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.
The Board's audit and risk committee is responsible for following up internal control in connection with quarterly reviews of the Group's financial reporting in addition to three meetings in which internal control issues are addressed specifically. The chief executive officer, the Company's other relevant senior staff and representatives of the external auditor, attend the meetings of the audit and risk committee.
The Board recognizes its responsibilities with regards to the Group's values and guidelines for ethics and corporate responsibilities. Core values have been determined to reflect the Group's focus on commitment, safety consciousness, creativity, competency and result orientation, and guidelines for the behaviour of Group representatives are described in detail in the Code of Conduct. The Board annually reviews the Group's most significant areas of exposure to risk and internal control arrangements.
The Company does not deviate from section 10 of the Code.
12REMUNERATION OF THE BOARD
1.1Recommendation under the Code
The recommendation pursuant to section 11 of the Code is as follows:
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The remuneration of the board of directors should reflect the board's responsibility, expertise, time commitment and the complexity of the company's activities.
The remuneration of the board of directors should not be linked to the company's performance. The company should not grant share options to members of its board.
Members of the board of directors and/or companies with which they are associated should not take on specific assignments for the company in addition to their appointment as a member of the board. If they do nonetheless take on such assignments this should be disclosed to the full board. The remuneration for such additional duties should be approved by the board.
Any remuneration in addition to normal directors' fees should be specifically identified in the annual report.

1.2The Company's compliance
The remuneration of the directors shall be determined by the shareholders in general meeting based on the recommendation of the joint nomination and remuneration committee (which shall not be binding).
The remuneration of the Board is determined by the shareholders in a general meeting (based on the non-binding recommendation of the joint nomination and remuneration committee). The remuneration of the Board and its individual directors shall reflect the Board's responsibility, competence, use of resources and the complexity of the business activities. The remuneration of the directors shall not be linked to the Company's performance and the directors do not receive profit related remuneration or share options or retirement benefits from the Company. Should any remuneration in addition to the normal directors' fees be paid by the Company, such will be identified in the annual report.
The directors may also be paid all reasonable and documented travel, hotel and other expenses properly incurred by them (or, in the case of a director that is a corporation, by their representative or representatives) in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as directors generally.
The members of the Board, or companies associated with members of the Board, shall not be engaged in specific assignments for the company in addition to their appointments as members of the Board, and if so, such appointments shall be set out in the Company's annual report. Further, any remuneration in addition to normal directors' fees will also be specifically identified in the annual report.
The Company does not deviate from section 11 of the Code.
13REMUNERATION OF EXECUTIVE PERSONNEL
1.1Recommendation under the Code
The recommendation pursuant to section 12 of the Code is as follows:
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The guidelines on the salary and other remuneration for executive personnel must be clear and easily understandable, and they must contribute to the company's commercial strategy, long-term interests and financial viability.
The company's arrangements in respect of salary and other remuneration should help ensure the executive personnel and shareholders have convergent interests, and should be simple.
Performance-related remuneration should be subject to an absolute limit.

1.2The Company's compliance
Remuneration of the executive personnel is reviewed annually. The work is carried out by the joint nomination and remuneration committee, which generally considers the executive personnel's performance and also gathers information from comparable companies before making its recommendation to the Board for approval. Such recommendation aims to ensure convergence of the financial interests of the executive personnel and the shareholders.
Any share option programs in the Company to be made available to the employees of the Company and its subsidiaries requires approval of the Board and shareholders pursuant to the Bye-laws. Taking into consideration the size of the Company and the fact that the members of the Board are independent of the executive managements, the Board has not deemed it necessary to establish an absolute limit for performance-related remuneration. This represents a deviation from the Code.
Other than as mentioned above, the Company does not deviate from section 12 of the Code.
14INFORMATION AND COMMUNICATIONS
1.1Recommendation under the Code
The recommendation pursuant to section 13 of the Code is as follows:

The board of directors should establish guidelines for the company's reporting of financial and other information based on openness and taking into account the requirement for equal treatment of all participants in the securities market.
The board of directors should establish guidelines for the company's contact with shareholders other than through general meetings.

1.2The Company's compliance2
The Company has established guidelines for reporting to the market and is committed to provide timely and precise information to its shareholders, Euronext Expand and the financial markets in general (through the Oslo Stock Exchange's information system "NewsWeb"). Such information is given in the form of annual reports, quarterly reports, press releases, notices to the stock exchange and investor presentations in accordance with what is deemed most suitable. Within these communications, the Company attempts to clarify its long-term potential, including strategies, value drivers and risk factors. The Company maintains an open and proactive policy for investor relations. Detailed investor relations information, including contact information, is available on the Company website.
The Company shall publish an annual, electronic financial calendar with an overview of the dates of important events such as the annual general meeting, publishing of interim reports, open presentations, and payment of dividends.
2 Conyers Note to THO: Bye-law 66 sets out information rights that certain shareholders have access to. Is this relevant here?
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Unless exceptions apply and are invoked, the Company discloses all inside information. In all circumstances, the Company will provide information about certain events, e.g. by the Board and general meeting(s) concerning dividends, amalgamations, mergers/demergers or changes to the share capital, the issuing of subscription rights, convertible loans and all agreements of major importance that are entered into by the Company and related parties.
The Company has procedures for communication with shareholders to enable the Board to develop a balanced understanding of the circumstances and focus of the shareholders. Such communication is carried out in compliance with the provisions of applicable laws and regulations.
Information to the Company's shareholders is posted on the Company's website at the same time that it is sent to the shareholders. Shareholders can contact the Company using a dedicated investor relations e-mail address seadrill@hawthornadvisors.com.
The Company does not deviate from section 13 of the Code.
15TAKE-OVERS
1.1Recommendation under the Code
The recommendation pursuant to section 14 of the Code is as follows:

The board of directors should establish guiding principles for how it will act in the event of a take-over bid.
In a bid situation, the company's board of directors and management have an independent responsibility to help ensure that shareholders are treated equally, and that the company's business activities are not disrupted unnecessarily. The board has a particular responsibility to ensure that shareholders are given sufficient information and time to form a view of the offer.
The board of directors should not hinder or obstruct take-over bids for the company's activities or shares.
Any agreement with the bidder that acts to limit the company's ability to arrange other bids for the company's shares should only be entered into where it is self-evident that such an agreement is in the common interest of the company and its shareholders. This provision shall also apply to any agreement on the payment of financial compensation to the bidder if the bid does not proceed. Any financial compensation should be limited to the costs the bidder has incurred in making the bid.
Agreements entered into between the company and the bidder that are material to the market's evaluation of the bid should be publicly disclosed no later than at the same time as the announcement that the bid will be made is published.
In the event of a take-over bid for the company's shares, the company's board of directors should not exercise mandates or pass any resolutions with the intention of obstructing the take-over bid unless this is approved by the general meeting following announcement of the bid.
If an offer is made for a company's shares, the company's board of directors should issue a statement making a recommendation as to whether shareholders should or should not accept the offer. The board's statement on the offer should make it clear whether the views expressed are unanimous, and if this is not the case it should explain the basis on which specific members of the board have excluded themselves from the board's statement. The board should arrange a valuation from an independent expert. The valuation should include an explanation, and should be made public no later than at the time of the public disclosure of the board's statement.
Any transaction that is in effect a disposal of the company's activities should be decided by a general meeting (or the corporate assembly where relevant).

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1.2The Company's compliance
The Bye-laws do not contain any provisions that would have the effect of delaying, deferring or preventing a change of control of the Company.3
In the event of a take-over process, the Board shall ensure that the Company's shareholders are treated equally and that the Company's activities are not unnecessarily interrupted. The Board shall also ensure that the shareholders have sufficient information and time to assess the offer. In the event of a takeover process, the Board shall abide by the principles of the Code, and also ensure that the following take place:
•the Board shall ensure that the offer is made to all shareholders, and on the same terms;
•the Board shall not undertake any actions intended to give shareholders or others an unreasonable advantage at the expense of other shareholders or the Company;
•the Board shall strive to be completely open about the take-over situation;
•the Board shall not institute measures which have the intention of protecting the personal interests of its members at the expense of the interests of the shareholders; and
•the Board must be aware of the particular duty the Board carries for ensuring that the values and interests of the shareholders are safeguarded.
The Board shall not attempt to prevent or impede the take-over bid unless this has been decided by the shareholders in general meeting in accordance with applicable laws. The main underlying principles shall be that the Company's shares shall be kept freely transferable (subject to the Bermuda Companies Act and any restrictions contained in the Bye-laws and to the provisions of any applicable United States Securities law, including, without limitation, the U.S. Securities Act of 1993, as amended, and the rules promulgated thereunder) and that the Company shall not establish any mechanisms which can prevent or deter take-over offers unless this has been decided by the shareholders in general meeting in accordance with applicable law.
If an offer is made for the Company's shares, the Board shall issue a statement evaluating the offer and making a recommendation as to whether shareholders should or should not accept the offer. If the Board finds itself unable to give a recommendation to the shareholders on whether to accept the offer, it should explain the reasons for this. The Board's statement on a bid shall make it clear whether the views expressed are unanimous, and if this is not the case, it shall explain the reasons why specific members of the Board have excluded themselves from the statement. The Board shall consider whether to obtain a valuation from an independent expert. If any member of the Board, or close associates of such member, or anyone who has recently held a position but has ceased to hold such a position as a member of the Board, is either the bidder or has a particular personal interest in the bid, the Board shall obtain an independent valuation. This shall also apply if the bidder is a major shareholder (as defined in section 8 above). Any such valuation should either be enclosed with the Board's statement or reproduced or referred to in the statement.
The Company does not deviate from section 14 of the Code.
16AUDITOR
1.1Recommendation under the Code
The recommendation pursuant to section 15 of the Code is as follows:
3 Conyers Note to THO: The bye-laws do include advance notification provisions in relation to the nomination of a directors (bye-law 36) and certain restrictions on transfers (as noted previously in this document). Are any of these relevant for the purposes of this part of the code?
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The board of directors should ensure that the auditor submits the main features of the plan for the audit of the company to the audit committee annually.
The board of directors should invite the auditor to meetings that deal with the annual accounts. At these meetings the auditor should report on any material changes in the company's accounting principles and key aspects of the audit, comment on any material estimated accounting figures and report all material matters on which there has been disagreement between the auditor and the executive management of the company.
The board of directors should at least once a year review the company's internal control procedures with the auditor, including weaknesses identified by the auditor and proposals for improvement.
The board of directors should establish guidelines in respect of the use of the auditor by the company's executive management for services other than the audit.

1.2The Company's compliance
The Company's external auditor is PricewaterhouseCoopers LLP. The auditor is independent of the Company. The auditor shall annually confirm its independence in writing to the audit and risk committee.
The auditor holds office until the next annual general meeting of the Company. The auditor is responsible for the audit of the consolidated financial statements of the Company. It is the shareholders at a general meeting who appoints the auditor pursuant to the Bye-laws.
The Board ensures that the auditor annually presents an audit plan to the audit and risk committee and/or the Board.
The audit and risk committee shall invite the auditor to participate in the audit and risk committee's review and discussion of the annual accounts and quarterly interim accounts. In these meetings, the audit and risk committee shall be informed of the annual and half-yearly accounts and issues of special interest to the auditor. At these meetings the auditor should review any material changes in the Company's accounting principles, comment on any material estimated accounting figures and report all material matters on which there has been disagreement between the auditor and the management of the Company and/or the audit and risk committee. The auditor shall not participate in board meetings that deal with the annual accounts, which represents a deviation from section 15 of the Code.
At least once a year, the audit and risk committee shall review the Company's internal control procedures with the auditor, including weaknesses identified by the auditor and proposals for improvement. The Board shall establish guidelines specifying the right of the Company's executive management to use the auditor for purposes other than auditing. The auditor's remuneration is approved by the shareholders at the general meeting or in such manner as the shareholders may determine. Information about the auditor's remuneration shall be reported in the Company's annual report in line with past practice.
Other than as mentioned above, the Company does not deviate from section 15 of the Code.

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